Exhibit 10.4
________, 2008

New Asia Partners China Corporation
1401-02 China Insurance Building
166 Lu Jia Zui Dong Lu
Pudong, Shanghai, 200120, China

Maxim Group LLC
405 Lexington Avenue
New York, New York 10174

Re:	Initial Public Offering

Gentlemen:

Shu Fan Lee (“Lee”), the undersigned director of New Asia Partners China Corporation (“Company”), in consideration of Maxim Group LLC (“Maxim”) agreeing to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 15 hereof):

1.   If the Company solicits approval of its stockholders of a Business Combination, Lee will vote all Insider Shares beneficially owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares.

2.   In the event that the Company fails to consummate a Business Combination within 24 months from the effective date (“Effective Date”) of the registration statement relating to the IPO and no letter of intent, agreement in principle or definitive agreement has been executed within such 24 month period, or within 30 months from the Effective Date if so extended upon approval by the stockholders, Lee shall take all such action reasonably within its power as is necessary to dissolve and liquidate the Company and cause the Trust Account to be liquidated to the holders of IPO Shares as soon as reasonably practicable . Lee hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to the Insider Shares beneficially owned by him (“Claim”) and hereby waives any Claim Lee may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever. In the event of the liquidation of the Trust Fund, New Asia Partners Limited (“Related Party”), of which Lee is an executive director, hereby agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) (“Indemnity Claim”) which the Company may become subject as a result of any claim by any vendor, service provider or financing provider for services rendered or products sold or contracted for, or by any target business, to the extent any such Indemnity Claim reduces the amount in the Trust Fund available for distribution to the Company’s stockholders, except (i) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (ii) as to any claims under the Company’s indemnification obligations to the underwriters of the Company’s IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

New Asia Partners China Corporation
Maxim Group LLC
__________, 2008

3.   In order to minimize potential conflicts of interest which may arise from multiple affiliations, Lee agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as Lee ceases to be an officer or director of the Company, subject to any pre-existing fiduciary and contractual obligations Lee might have. Notwithstanding the foregoing, each of the Related Party and New Asia Partners Capital Management Limited (“NAPCM”), of which Lee is a principal, agrees, until the earlier of the Company’s  execution of a letter of intent or definitive agreement relating to a potential Business Combination or liquidation, to present to the Company for consideration, prior to undertaking on its own behalf or presenting to any other person or entity, any business opportunity that has an enterprise value of $24 million or more and has its principal operations in the People’s Republic of China (a “Conflicting Opportunity”). Lee agrees that he (or in the case of the Related Party or NAPCM, either he or another individual who identified the particular opportunity) shall present any Conflicting Opportunity to the Company’s board of directors (which may be accomplished at a meeting or by written or electronic notification) and the Company shall have a period of thirty (30) days to determine if it intends to proceed with such Conflicting Opportunity before such Conflicting Opportunity may be presented to the Related Party or NAPCM.

4. Lee acknowledges and agrees that (i) the Company will not consummate any Business Combination with an entity which is affiliated with any of the Insiders or their affiliates, including an entity that is either a portfolio company of, or has otherwise received a material financial investment from, an investment banking firm (or an affiliate thereof) that is affiliated with any of the Insiders or their affiliates, and (ii) the Company will not enter into any Business Combination where the Company acquires less than 100% of a target business and any of the Insiders or their affiliates acquire the remaining portion of such target business, in either such case, unless the Company obtains an opinion from an independent investment banking firm that such Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view.

5.   Neither Lee, any member of the family of Lee, nor any affiliate (“Affiliate”) of Lee will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided that commencing on the Effective Date, the Related Party shall be allowed to charge the Company $7,500 per month, to compensate it for certain general and administrative services including office space, utilities and secretarial support, as may be required by the Company from time to time. The Related Party and Lee shall also be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

New Asia Partners China Corporation
Maxim Group LLC
__________, 2008

6.   Neither Lee, any member of the family of Lee, nor any Affiliate of Lee will be entitled to receive or accept a finder’s fee or any other compensation in the event Lee, any member of the family of Lee or any Affiliate of Lee originates a Business Combination.

7.   Lee will escrow all of the Insider Shares beneficially owned by him acquired prior to the IPO until one year after the consummation by the Company of a Business Combination subject to the terms of a Stock Escrow Agreement which the Company will enter into with Lee and an escrow agent acceptable to the Company.

8.   Lee agrees to be a member of the Board of Directors of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. Lee’s biographical information furnished to the Company and Maxim and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to Lee’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. Lee’s Questionnaire furnished to the Company and Maxim and annexed as Exhibit B hereto is true and accurate in all respects. Lee represents and warrants that:

(a)   he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b)   he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c)   he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

New Asia Partners China Corporation
Maxim Group LLC
__________, 2008

9.   Lee has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as a member of the Board of Directors of the Company.

10.   Lee hereby waives his right to exercise conversion rights with respect to any shares of the Company’s common stock owned or to be owned by Lee, directly or indirectly, and agrees that he will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.

11.   Lee hereby agrees to not propose or cause the Related Party to propose, or vote in favor of, an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. This paragraph may not be modified or amended under any circumstances.

12.   In the event that the Company liquidates before the completion of a Business Combination and distributes the proceeds held in the Trust Fund to its public stockholders, the Related Party, of which Lee is an executive director, agrees that it will be liable to the Company if and to the extent claims by third parties reduce the amounts in the Trust Fund available for payment to the Company’s stockholders in the event of a liquidation and the claims are made by a vendor for services rendered, or products sold, to the Company or by a prospective business target; provided, however, there will be no liability (i) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (ii) as to any claims under the Company’s indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

13.   Lee authorizes any employer, financial institution, or consumer credit reporting agency to release to Maxim and its legal representatives or agents (including any investigative search firm retained by Maxim) any information they may have about Lee’s background and finances (“Information”). Neither Maxim nor its agents shall be violating Lee’s right of privacy in any manner in requesting and obtaining the Information and Lee hereby releases them from liability for any damage whatsoever in that connection.

14.   This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Lee hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum, and (iii) irrevocably agrees to appoint Blank Rome LLP, Company counsel, as agent for the service of process in the State of New York to receive, for Lee and on his behalf, service of process in any Proceeding. If for any reason such agent is unable to act as such, Lee will promptly notify the Company and Maxim and appoint a substitute agent acceptable to each of the Company and Maxim within 30 days and nothing in this letter will affect the right of any party to serve process in any other manner permitted by law.

New Asia Partners China Corporation
Maxim Group LLC
__________, 2008

15.   As used herein, (i) a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, plan of arrangement, recapitalization, reorganization or otherwise, of one or more operating businesses; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; and (v) “Trust Fund” shall mean the trust fund into which a portion of the net proceeds of the Company’s IPO will be deposited.

Shu Fan Lee

Signature

New Asia Partners Limited

By:

New Asia Partners Capital Management Limited

By:

Exhibit A

Shu Fan Lee has served as a member of our board of directors since our inception. Since November 2007, Mr. Lee has served as a member of the board of directors of New Asia Partners China I Corporation. Mr. Lee is co-chairman of NAP which he co-founded in December 2002 with Mr. Nguyen. Mr. Lee also serves as fund manager of New Asia Partners Capital Management Limited. From September 1999 to November 2003, Mr. Lee served as chief financial officer of Vertex Communications & Technology Group, a technology and media services company (HKSE:8228.HK). From August 1996 to December 1998, Mr. Lee served as director of capital markets for Nikko Securities Asia Limited, an investment banking firm. Mr. Lee received a B.A. from State University of New York at Cortland and a Juris Doctor degree from Washington College of Law, American University, and holds a Solicitor license from the Law Society of Hong Kong.

Exhibit B

[D&O questionnaire]